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EXHIBIT 3.1


                           LASERMASTER TECHNOLOGIES, INC.
                           MINUTES OF SHAREHOLDER MEETING


     The undersigned, Chief Executive Officer of LaserMaster Technologies, Inc., a Minnesota corporation organized pursuant to the provisions of Minnesota Statute Chapter 302A, certifies that in a meeting of the shareholders of the corporation duly called and held on April 2, 1998, that the majority powers of the authorized and outstanding shares of common stock par value .01 per share, such shares being the class of the common stock of the corporation outstanding, duly adopted the following resolution:

     RESOLVED, that Article I of the Articles of the Incorporation is hereby amended to read as follows:

                                     ARTICLE I

          The name of the corporation shall be VirtualFund.com, Inc.

     FURTHER RESOLVED, that the Chief Executive Officer of the corporation or any other designated officer is authorized to file an Amendment of Articles of Incorporation to effect the amendment authorized herein and to undertake such other filings that may be necessary to change the name of the corporation.

     IN WITNESS WHEREOF, I have set my hand this 3rd day of April, 1998.



                                             /s/ Melvin Masters
                                             --------------------------
                                             Melvin Masters
                                             Chief Executive Officer